United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 333-68207

                            First Coastal Bancshares
             (Exact name of registrant as specified in its charter)

          275 Main Street, El Segundo, California 90245; (888) 296-2250 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, No Par Value
            (Title of each class of securities covered by this form)

                                      None
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        |_|          Rule 12h-3(b)(1)(ii)       |_|
Rule 12g-4(a)(1)(ii)       |_|          Rule 12h-3(b)(2)(i)        |_|
Rule 12g-4(a)(2)(i)        |_|          Rule 12h-3(b)(2)(ii)       |_|
Rule 12g-4(a)(2)(ii)       |_|          Rule 15d-6                 |X|
Rule 12h-3(b)(1)(i)        |_|

Approximate number of holders of record as of the certification or notice date:
154

Pursuant to the requirements of the Securities Exchange Act of 1934, First Coastal Bancshares has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            FIRST COASTAL BANCSHARES


Date: January 22, 2004                  By: /s/ Deborah A. Marsten
                                            Name:  Deborah A. Marsten
                                            Title: Vice Chairman,
                                                   Chief Financial Officer
                                                   and Secretary